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                                                                     EXHIBIT 4.8


                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated and effective as of September 2, 1998, is entered into by and among Coho Energy, Inc., a Texas corporation (the "Company"), Coho Oil & Gas, Inc., a Delaware corporation (the "New Guarantor") and Marine Midland Bank, a New York banking corporation, as Trustee (the "Trustee").

                  RECITALS OF THE COMPANY AND THE NEW GUARANTOR

         WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have executed and delivered an Indenture dated as October 1, 1997, among the Company, the Subsidiary Guarantors and the Trustee (the "Original Indenture") providing for the issuance by the Company of $150,000,000 aggregate principal amount of the Company's 8 7/8% Senior Subordinated Notes due 2007 (the "Securities") and pursuant to which the Subsidiary Guarantors have agreed, jointly and severally, to unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Securities and all other amounts due and payable under the Original Indenture and the Securities by the Company ("Indenture Obligations");

         WHEREAS, the New Guarantor has become a Restricted Subsidiary and pursuant to Section 1.01 of the Indenture is obligated to enter into this Supplemental Indenture thereby guaranteeing the punctual payment of all Indenture Obligations as provided in Article 11 of the Indenture;

         WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplemental Indenture without the consent of any Holder;

         WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by a Board Resolution of the respective Board of Directors of the Company and the New Guarantor; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled;

         NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:

                                   ARTICLE ONE
                                THE NEW GUARANTEE

         Section 1.01 For value received, the New Guarantor, in accordance with
Article 11 of the Indenture, hereby unconditionally guarantees (the "New Guarantee"), jointly and severally among itself and the Subsidiary Guarantors, on a senior subordinated basis to the Trustee and its successors



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and assigns and the Holders, the due and punctual payment of the principal of, premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company, whether at maturity, by acceleration, redemption, repurchase or otherwise as set forth in the Indenture, including, without limitation, interest on the overdue principal of, premium, if any, and interest on the Securities, to the extent lawful, all in accordance with the terms of Article 11 of the Indenture and subject to the limitations set forth in the Indenture. Each of the agreements made and obligations assumed hereunder by the New Guarantor shall constitute, and shall be deemed to constitute, a Guarantee under the Indenture and for all purposes of the Indenture, and the New Guarantor shall be considered a Subsidiary Guarantor for all purposes of the Indenture as if it was originally named therein as a Subsidiary Guarantor.

         Section 1.02 The New Guarantee shall be automatically and unconditionally released and discharged upon the occurrence of the events set forth in Sections 8.01 and 11.06 of the Indenture.

                                   ARTICLE TWO
                                  MISCELLANEOUS

         Section 2.01 Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the Securities are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

         Section 2.02 This Supplemental Indenture shall be effective as of the date above written.

         Section 2.03 The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to, and shall not be liable or accountable for, the validity or sufficiency of this Supplemental Indenture.

         Section 2.04 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

         Section 2.05 This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                            COHO ENERGY, INC.


                                            By: /s/
                                               --------------------------------
                                                  Eddie M. LeBlanc, III
                                                  Chief Financial Officer

Attest:


             /s/
--------------------------------------
     Anne Marie O'Gorman
          Secretary


                                            COHO OIL & GAS, INC.


                                            By: /s/
                                               --------------------------------
                                                  Eddie M. LeBlanc, III
                                                  Chief Financial Officer
Attest:


            /s/
--------------------------------------
       Anne Marie O'Gorman
           Secretary


                                            MARINE MIDLAND BANK, as Trustee


                                            By:  /s/
                                               --------------------------------
                                            James M. Foley
                                            Assistant Vice President
Attest:


By:      /s/
   -----------------------------------
Anthony R. Bufinsky
Corporate Trust Officer



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